Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 547,745 common shares of Wellsford Real Properties, Inc. to be issued pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan and Wellsford Real Properties, Inc. 1997 Management Incentive Plan of Wellsford Real Properties, Inc., of our reports dated March 13, 2006 with respect to the consolidated financial statements and schedule of Wellsford Real Properties, Inc. and Subsidiaries, Wellsford Real Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wellsford Real Properties, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 6, 2006